Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Duolingo, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
2021 Incentive Award Plan	1,913,641	$73.74 (4)	$141,102,319	$0.0000927	$13,080.18
2021 Employee Stock Purchase Plan	166,453	$63.16 (5)	$10,432,400	$0.0000927	967.08
Total Offering Amounts					$14,047.27
Total Fee Offsets (6)					—
Net Fee Due					$14,047.27
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Represents 1,913,641 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of Duolingo, Inc. (the “Registrant”) that became available for issuance on January 1, 2022 under the Registrant’s 2021 Equity Incentive Plan, by operation of an automatic annual increase provision therein,
(3) Represents 166,453 shares of Class A Common Stock that became available for issuance on January 1, 2022 under the Registrant’s 2021 Employee Stock Purchase Plan by operation of an automatic annual increase provision therein.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Stock Market LLC on March 3, 2022.
(5) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $73.74 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on the The Nasdaq Stock Market LLC on March 3, 2022. Pursuant to the 2013 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of the Registrant’s common stock on the first trading day of the offering period or on the exercise date
(6) The Registrant does not have any fee offsets.